Exhibit 99.1

Charles & Colvard

February 14, 2006

For Immediate Release

Charles & Colvard Reports Fourth Quarter and 2005 Operating Results Record Sales

MORRISVILLE, N.C., February 14, 2006 — Charles & Colvard, Ltd., (NASDAQ: CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the fourth quarter and year ended December 31, 2005.

Business Expansion Update

Bob Thomas, President and Chief Executive Officer of Charles & Colvard stated, “We are pleased to announce that moissanite jewelry will be in 90 Helzberg Diamonds stores by the end of the first quarter, an increase of 50 stores over the previous announcement. In addition Zales Corporation has expanded its testing of our jewel to include 20 stores within their 105 store Zales Outlet chain and will begin testing during the second quarter in Zales-Canada, People’s Division, a 160 store chain.”

Fourth Quarter & Year End Results

Mr. Thomas said, “Revenue in the fourth quarter and full year of 2005 were at record levels. We are delighted with the success of the sale of moissanite jewelry during the recent Holiday season”.

The Company reported fourth quarter sales of $11.7 million resulting in operating income of $1,393,000 and net income of $884,000 or $.05 per diluted share. This represents a 34% increase over last year’s fourth quarter sales of $8.7 million, a 139% increase versus last year’s fourth quarter operating income of $584,000, and a 90% increase versus last year’s fourth quarter net income of $465,000.

The $809,000 increase in operating income in the fourth quarter was primarily the result of the increase in gross profit resulting from increased sales and a 11.1 percentage point increase in gross profit percentage partially offset by a $2,093,000 increase in marketing and sales expense and a $156,000 increase in general and administrative expense.

Sales for the year ended December 31, 2005 aggregated $43.5 million on shipments of 255,000 carats. Net income for 2005 was $5,875,000 or $.31 per diluted share. Sales for 2005 were 82% ahead of 2004 sales of $23.9 million on shipments of 136,000 carats. The 2005 net income was 264% above 2004 net income of $1,612,000 or $.09 per diluted share.

A comparison of key operating results for the fourth quarter and year ended December 31, 2005 are as follows (in thousands, except for per share data):

	Fourth Quarter		Year
	2005	2004	2005	2004
Net Sales	$11,672	$8,718	$43,544	$23,917
Operating Income	$1,393	$584	$9,130	$3,038
Net Income	$884	$465	$5,875	$1,612
Net Income per diluted share	$0.05	$0.03	$0.31	$0.09

Share and per share data for all periods presented have been adjusted to reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

U.S. sales, which represent 93% of total sales, were up 39% for the quarter (46% in carats), primarily attributable to sales to our largest distributor to the independent jeweler and to a lesser extent the rollout to jewelry departments leased to Finlay Enterprises that began in the first quarter of 2005. International sales for the fourth quarter decreased 10% (16% in carats) primarily due to decreased sales to Thailand, United Kingdom, and India offset by higher sales to Italy, Vietnam and Hong Kong. Total Company shipments of 69,000 carats for the fourth quarter were 39% above the 50,000 carats in the same period of 2004.

Charles & Colvard

February 14, 2006

Gross profit as a percentage of sales was 66.8% for 2005 and 71.9% for the fourth quarter, an increase of 2.6 and 11.1 percentage points when compared to the same periods in 2004. These increases were primarily caused by lower production costs in the FIFO period that the relieved inventory was produced partially offset by slight decreases in average selling price per carat, due to a decrease in the size of the average stone sold.

Operating expenses were up 48% for the quarter and 62% for the year when compared to 2004 amounts. As a percentage of sales, operating expenses for the quarter and year were 60% and 46% respectively, an increase of 6 percentage points when compared to the same quarter last year and a decrease of 5 percentage points compared to 2004.

Marketing and Sales expense for the quarter was up $2,093,000 primarily due to $1,782,000 of increased print advertising, a $420,000 increase in co-op advertising expense and $370,000 of increased direct mail expense partially offset by a $319,000 decrease in billboard advertising and a $120,000 decrease in expenses of the Hong Kong office. General and administrative expenses increased $156,000 primarily due to $117,000 of professional fees relating to compliance with section 404 of the Sarbanes-Oxley Act.

Our effective income tax rate for the year ended December 31, 2005 is lower than in the previous year primarily due to non-U.S. operating losses representing a smaller percentage of income before taxes and a reduction in state income tax expense caused by the allocation of pretax income out of taxable state jurisdictions.

Accounts Receivable decreased from $12.8 million at September 30, 2005 to $11.2 million at December 31, 2005 primarily due to increased cash collections.

Mr. Thomas noted, “2005 was an extremely successful year for Charles & Colvard. Revenue and earnings growth were fueled by our efforts to expand distribution and supported by an effective marketing campaign. Our fundamental strategy has not changed; we intend to grow revenue while remaining profitable by increasing awareness and demand for our brilliant jewel, moissanite.”

CONFERENCE CALL

Management will host a conference call on Wednesday February 15, 2006 at 9:00 a.m. EDT to discuss these results as well as other corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-896-0863 (973-339-3086 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #7000057 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near-colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc., our early stage of development, dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

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Charles & Colvard

February 14, 2006

CONTACT:	-OR-	INVESTOR RELATIONS:

Jim Braun, CFO		Tony Schor
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tonyschor@investorawareness.com

Charles & Colvard

February 14, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net sales	$11,672,485	$8,718,046	$43,544,090	$23,917,045
Cost of goods	3,281,511	3,420,225	14,463,410	8,570,448

Gross profit	8,390,974	5,297,821	29,080,680	15,346,597

Operating expenses:
Marketing and sales	5,970,660	3,877,522	15,566,179	9,287,549
General and administrative	987,519	831,857	4,168,902	3,006,647
Research and development	39,492	4,760	215,778	14,076

Total operating expenses	6,997,671	4,714,139	19,950,859	12,308,272

Operating income	1,393,303	583,682	9,129,821	3,038,325

Interest income	182,042	52,551	503,761	138,223

Income before taxes	1,575,345	636,233	9,633,582	3,176,548
Income tax expense	691,087	170,864	3,758,915	1,564,256

Net income	$884,258	$465,369	$5,874,667	$1,612,292

Basic net income per share	$0.05	$0.03	$0.33	$0.09

Diluted net income per share	$0.05	$0.03	$0.31	$0.09

Weighted-average common shares:
Basic	18,227,725	17,681,457	18,008,855	17,467,173

Diluted	19,138,820	18,367,338	18,963,111	18,007,726

Share and per share data for all periods presented have been adjusted to reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard

February 14, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Current Assets:
Cash and equivalents	$21,003,551	$12,873,847
Accounts receivable	11,236,486	7,007,054
Interest receivable	46,417	14,798
Notes receivable	250,272	—
Inventory	23,168,028	21,458,879
Inventory on consignment	2,446,722	3,243,797
Prepaid expenses and other assets	571,277	439,371
Deferred income taxes	600,665	455,766

Total Current Assets	59,323,418	45,493,512
Long-Term Assets
Notes receivable	263,710	—
Furniture and equipment, net	496,336	524,645
Patent and license rights, net	298,524	348,435
Deferred income taxes	3,156,238	4,269,033

Total Long Term Assets	4,214,808	5,142,113

Total Assets	$63,538,226	$50,635,625

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$1,341,187	$663,630
Other	1,591,600	1,565,163
Accrued payroll	1,050,013	557,801
Accrued co-op advertising	1,364,007	208,000
Accrued expenses and other liabilities	225,801	382,634

Total Current Liabilities	5,572,608	3,377,228

Shareholders’ Equity	57,965,618	47,258,397

Total Liabilities and Shareholders’ Equity	$63,538,226	$50,635,625